QuickLinks -- Click here to rapidly navigate through this document

Exhibit 8.1

[Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]

(212) 373-3000

(212) 757-3990

        July 22, 2002

Hawaiian Airlines, Inc.
3375 Koapaka Street, Suite G-350
Honolulu, Hawaii 96819-1869

Ladies and Gentlemen:

        We have acted as tax counsel to Hawaiian Airlines, Inc., a Hawaii corporation ("Hawaiian"), in connection with each of (i) the proposed merger (the "AIP Merger") of AIP Merger Sub, Inc. ("AIP Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Hawaiian Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Hawaiian ("Hawaiian Holdings"), with and into AIP, Inc., a Delaware corporation ("AIP Inc."), pursuant to the Agreement and Plan of Merger dated as of May 2, 2002 (the "AIP Merger Agreement") by and among AIP General Partner, Inc., a Delaware corporation ("AIP GP"), AIP Inc., Hawaiian Holdings and AIP Merger Sub, under which each share of AIP Inc. Common Stock will be converted into a right to receive shares of Hawaiian Holdings Common Stock; and (ii) the proposed merger (the "Hawaiian Merger" and, together with the AIP Merger, the "Merger") of HA Sub Inc., a Hawaii corporation and a wholly owned subsidiary of Hawaiian Holdings ("Hawaiian Merger Sub") with and into Hawaiian, pursuant to the Agreement and Plan of Merger dated as of May 2, 2002 (the "Hawaiian Merger Agreement" and, together with the AIP Merger Agreement, the "Merger Agreement") by and among Hawaiian, Hawaiian Holdings, and Hawaiian Merger Sub, under which each share of Hawaiian Common Stock (other than such shares held by AIP Inc.) will be converted into a right to receive shares of Hawaiian Holdings Common Stock and each share of Hawaiian Special Preferred Stock will be converted into a right to receive shares of Hawaiian Holdings Common Stock. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

        In rendering the opinion expressed herein, we have examined the Merger Agreement and the Registration Statement on Form S-4, as filed by Hawaiian Holdings with the Securities and Exchange Commission on May 3, 2002, and all amendments thereto (the "Registration Statement"). We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed herein. In addition, we have assumed that (i) the AIP Merger will be consummated as a merger of AIP Merger Sub with and into AIP Inc. and otherwise in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (ii) the Hawaiian Merger will be consummated as a merger of Hawaiian Merger Sub with and into Hawaiian and otherwise in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are and will remain true, correct and complete, (iv) the representations made to us by Hawaiian in its letter to us dated as of the date hereof and delivered to us for purposes of this opinion are and will remain true, correct and complete (such letter, the "Representation Letter"), and (v) any representations made in the Merger Agreement or in the Representation Letter "to the knowledge of," or similarly qualified are true, correct and complete without such qualification.

        In our examination of documents, we have assumed, with your consent, that (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification, and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

        Based upon the foregoing, in our opinion, for United States federal income tax purposes, (i) the Merger will qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by the holders of AIP Inc. Common Stock on the exchange of such AIP Inc. Common Stock for Hawaiian Holdings Common Stock and (iii) no gain or loss will be recognized by the holders of Hawaiian Common Stock or Hawaiian Special Preferred Stock on the exchange of such Hawaiian Common Stock or Hawaiian Special Preferred Stock for Hawaiian Holdings Common Stock.

        The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transaction.

        We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our name and the summary of this opinion under the caption "Material U.S. Federal Income Tax Consequences" in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON GARRISON

PAUL, WEISS, RIFKIND, WHARTON & GARRISON

QuickLinks

  Exhibit 8.1